Exhibit 99.1







Quest Diagnostics Acquires American Medical Laboratories, Inc.

TETERBORO, N.J., Apr 1, 2002 /PRNewswire-FirstCall via COMTEX/ -- Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced today it had completed the previously-announced acquisition of American Medical Laboratories, Inc.
(AML). The all-cash transaction is valued at $500 million, including the assumption of approximately $160 million in debt, which will be retired in connection with the closing. The acquisition will be financed with borrowings under Quest Diagnostics' revolving credit facilities and approximately $30 million in cash on hand.

AML, based in Chantilly, Virginia, is a national provider of esoteric testing to hospitals and specialty physicians and a leading provider of diagnostic testing services in the Nevada and metropolitan Washington, D.C., markets. Established in 1959, AML has approximately 3,000 employees and generates revenues of approximately $300 million and EBITDA of more than $40 million on an annual basis. AML was a portfolio company of private equity firm GTCR Golder Rauner, LLC.

"The acquisition of AML will enhance service offerings for our customers, resulting in faster turnaround times, a broader menu of esoteric tests, more patient service centers, greater access to new technologies, improved electronic connectivity and physician-to-physician consultations with the industry's most extensive network of medical specialists," said Kenneth W. Freeman, Chairman and Chief Executive Officer of Quest Diagnostics.

Quest Diagnostics will release financial results for the first quarter ending March 31, 2002, after the close of the stock market on April 18, 2002. The company is currently in a "quiet" period and will discuss results for the first quarter, as well as the impact of the AML acquisition on the company's financial results, during a conference call on April 19 at 8:00 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: http://www.streetevents.com, and all others may access the Quest Diagnostics website at: http://www.questdiagnostics.com. In addition, a replay of the call will be available from 10 A.M. on April 19 through 5 P.M. on June 1 to investors in the U.S. by dialing 800-839-1335. Investors outside the U.S. may dial 402-280-1668. No password is required for either number.

About Quest Diagnostics

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable physicians, hospitals, managed care organizations and other healthcare professionals to make decisions to improve health. The company offers the broadest access to diagnostic laboratory testing services through its national network of laboratories and patient service centers. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve practice management. Additional company information can be found on the Internet at: http://www.questdiagnostics.com.

The statements in this press release that are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. Certain of these risks and uncertainties are listed in the Quest Diagnostics Incorporated 2001 Form 10-K and subsequent filings.

Contacts:
Cathy Doherty (Investors): 201-393-5030
Gary Samuels (Media): 201-393-5700